EXHIBIT 2.1

                      STOCK TRANSFER AND EXCHANGE AGREEMENT

                                  BY AND AMONG

                          USCORP, A NEVADA CORPORATION,
                      USMETALS, INC., A NEVADA CORPORATION,
                  AND ALL OF THE SHAREHOLDERS OF USMETALS, INC.

                          EFFECTIVE DATE: APRIL 2, 2002

                      STOCK TRANSFER AND EXCHANGE AGREEMENT

     This Stock Transfer and Exchange Agreement (this "Agreement") is made and entered into March 14, 2002, to be effective as of April 2, 2002, by and among USCORP, a Nevada corporation (" USCorp"), USMETALS, INC., a Nevada corporation ("USMetals"), and each of USMetals' shareholders who are listed on Schedule 4.2 (individually, a "USMetals' Shareholder" and collectively, the "USMetals' Shareholders"), with reference to the following facts and in consideration of the mutual promises, covenants, agreements, terms, and provisions, to wit:

                                    RECITALS.

     A. USCorp desires to acquire USMetals through an exchange (the "Exchange"), pursuant to which USMetals' common shares, voting, par value $0.001 per share, (each a "USMetals Share" and collectively the "USMetals Shares"), outstanding at the Closing (defined in Section 1.2, below) shall be each exchanged for 1 (one) share of USCorp's common stock, par value $0.01 per share ("USCorp Shares"), subject to and upon the terms and conditions set forth in this Agreement.

     B. The respective boards of directors of USCorp and USMetals have (1) determined that the Exchange and the other transactions contemplated in this Agreement are desirable and in the best interests of their respective shareholders, and (2) have duly approved the adoption of this Agreement as evidenced by resolutions adopted by their respective boards of directors.

     C. The Board of Directors of USMetals and the principal shareholders of USMetals have determined, by their own respective, independent judgment and decision, without first having sought counsel to advise on the integrity, perpetuity, and corollary of the ensuing transaction, to proceed with the transaction to become effective upon and by the execution and delivery of this Agreement between the Parties.

     D. USCorp and USMetals intend that the Exchange qualifies as a tax-deferred reorganization under the applicable subsection of Section 368 of the Code, with relevance to the principal transaction suggested by this Agreement.

                                   AGREEMENT.

     The Parties to this Agreement (each a "Party," and collectively, the "Parties") hereby indefeasibly acknowledge the premises set forth in the Recitals set forth hereinabove, and, in consideration of the representations, warranties, covenants, and agreements set forth in this Agreement, the Parties agree as follows:

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                                   ARTICLE 1,
                                    EXCHANGE.

Section 1.1 EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 368 of the Code, the USMetals' Shareholders shall transfer all of the USMetals Shares to USCorp in exchange for USCorp's transfer to the USMetals' Shareholders of USCorp Shares (in the amounts and as described in Section 2.1). Immediately after this Exchange, the former USMetals' Shareholders shall represent a part of the group of new shareholders and controlling parties of USCorp, which are required to effect the transaction to maintain eligibility under the prevailing interpretation of Section 368(c) of the Code; the shareholders list is attached as Schedule 1.1.

Section 1.2 CLOSING. The Closing of the Exchange and the other transactions contemplated by this Agreement (the "Closing") shall be held at the Hyatt Regency Suites Palm Springs, 285 North Palm Canyon Drive, Palm Springs, California, 92262 commencing at ten o' clock a.m., Pacific Time, on such date (the "Closing Date") as may be reasonably designated by USCorp; provided that it is the intention of the Parties that the Closing shall be held on April 2, 2002. As provided in Section 6.5, after the Closing the only conditions to the release of this Agreement and the other documents executed in connection with the transactions contemplated by this Agreement, shall be the approval of the Exchange by the Board of Directors and the shareholders of USCorp. Within 10
(ten) days after such shareholder approval (the "Closing Date"), the Parties will cause the Agreement and additional documents to be delivered to the appropriate Party in accordance with the terms and conditions of the Agreement and the Parties will close the Exchange (the "Closing").

                                    ARTICLE 2
                            EXCHANGE OF CAPITAL STOCK

Section 2.1 EXCHANGE OF CAPITAL STOCK. At the Closing:

     (A) Outstanding USMetals Shares. Each USMetals Share which is issued and outstanding immediately prior to the Closing shall, subject to the provisions of
Section 2.2, and subject to the adjustments provided for in Section 2.1(B) and 3.3, be exchanged for (1) one USCorp Share (an aggregate of 24,200,000.00 USCorp Shares for all USMetals Shares exchanged).

     (B) Within 30 days after the Closing Date, the USMetals' Shareholders shall cause to be prepared and delivered to USCorp the balance sheet of USMetals as of December 31, 2001 (the "December 31st Balance Sheet") The December 31st Balance Sheet shall: (1) be prepared from and in accordance with the books and records of USMetals; (2) be prepared in conformity with generally accepted accounting principles applied on a consistent basis, including, without limitation, the generally accepted accounting principles set forth on Schedule 2.1(B), but subject to the exceptions set forth on Schedule 2.1(B); and (3) fairly present in all material respects the financial condition of USMetals as of such date in accordance with such practices. The USMetals' Shareholders shall also deliver to USCorp copies of the work papers used in connection with the preparation of the December 31st Balance Sheet.

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Section 2.2 EXCHANGE OF CERTIFICATES; ISSUANCE OF SHARES.

    (A) Delivery of USMetals Share Certificates. At the Closing, each USMetals Shareholder shall surrender to USCorp the certificates evidencing all the USMetals Shares (the" USMetals Share Certificates") owned by such USMetals Shareholder immediately prior to the Closing.

(B) Issuance of USCorp Shares. At the Closing, upon delivery of the USMetals Share Certificates evidencing all of the USMetals Shares owned by each USMetals Shareholder pursuant to Section 2.2(A), USCorp shall issue to each USMetals Shareholder that number of USCorp Shares which such USMetals' Shareholder is entitled to receive as described in Section 2.1. USCorp will cause its stock transfer agent to issue to each Shareholder that number of USCorp's shares, which such Shareholder is entitled to receive as described in Section 2.1 of this Agreement.

     (C) USCorp Shares to be Restricted Securities. The USCorp Shares to be received by the USMetals' Shareholders in the Exchange shall be deemed to be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), with the exception of the applicability of any exemption offered in reliance of Rule 701 within the Securities Act of 1933. The USMetals' Shareholders agree that the following legend may be placed on the certificates for the USCorp Shares to be received by them and that appropriate stop-transfer instructions may be given to USCorp's transfer agent and registrar:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF 1934, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, UNLESS THEY ARE AT THE TIME SO REGISTERED, OR THE SALE OR TRANSFER THEREOF IS NOT REQUIRED TO BE SO REGISTERED, OR IS MADE PURSUANT TO THE APPLICABLE EXEMPTION FROM REGISTRATION PROVIDED IN THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF 1934, AS AMENDED, OR IN THE RULES OR REGULATIONS THEREUNDER."

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF USCORP

     In order to induce USMetals and the USMetals' Shareholders to enter into this Agreement, USCorp hereby represents and warrants to USMetals and the USMetals' Shareholders that the statements set forth in this Article 3 are true, correct and complete.

Section 3.1 ORGANIZATION AND STANDING. USCorp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with full power and authority (corporate and otherwise), to conduct its business. USCorp is duly qualified to do business and is in good standing in each state where the nature of the business or other activities conducted by USCorp requires it to qualify to do business, except where the failure to be so qualified would not have a material adverse effect on the business, or condition (financial or otherwise) of USCorp. USCorp is not in default or in violation of the performance, observation or fulfillment of any material provision of its Articles of Incorporation, its Bylaws or the Share Exchange Agreement.

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Section 3.2 CORPORATE  POWER AND AUTHORITY.  USCorp has all requisite  corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of USCorp (except for final approval by the Board of Directors and the Shareholders of USCorp, to be obtained after the date of this Agreement). This Agreement has been duly executed and delivered by USCorp and constitutes a legal, valid, and binding obligation of USCorp, enforceable against USCorp in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

Section 3.3 CAPITALIZATION OF USCORP. As of the date of this Agreement, USCorp's authorized capital stock consists of 100,000,000.00 USCorp Shares of which (a) 453,567.00 Common Shares are issued and outstanding and (b) 99,546,433.00 Shares are held as treasury shares. Each outstanding USCorp Share is, and all USCorp Shares to be issued in connection with the Exchange will be, duly authorized, validly issued, fully paid, and nonassessable. USMetals and the USMetals' Shareholders acknowledge that prior to the Closing, USCorp may (i) authorize additional capital stock, including additional USCorp Shares, or (ii) reduce the number of outstanding USCorp Shares by means of a reverse stock split, or any other method which would result in a reduction in the number of outstanding USCorp Shares. USCorp will deliver written notice to USMetals and the USMetals' Shareholders if it authorizes any such action. Except as otherwise described in this Agreement, USCorp has not entered into any agreement which would require it to reduce or increase the number of USCorp Shares outstanding.

Section 3.4 CONFLICTS; CONSENTS; AND APPROVALS. Neither the execution nor delivery of this Agreement by USCorp nor compliance by USCorp with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, shall:

     (A) Violate, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) under, entitle any third party (with the giving of notice, the passage of time, or otherwise) to terminate, accelerate, or declare a default under, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the assets of USCorp under any of the terms or conditions of the Articles of Incorporation or Bylaws of USCorp, or under any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, or other instrument or obligation to which USCorp is a party and which is material to USCorp;

     (B) Violate any order, writ, injunction, decree, statute, rule, or regulation, applicable to USCorp or its assets.

     Section 3.5 LITIGATION. There are no suits, claims, actions, proceedings, or investigations collectively, ("Actions") pending or, to the best knowledge of USCorp, threatened against USCorp in which the amount in dispute exceeds (or exceeded) $30,000, or which has or could result in liability or loss for USCorp of more than $30,000, or which, individually or in the aggregate, is reasonably


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likely to have a material adverse effect on USCorp, or a material adverse effect on the ability of USCorp to consummate the Exchange and other transactions contemplated by this Agreement; and to the best knowledge of USCorp, there exist no disputes, conflicts or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. USCorp is not subject to any outstanding judgment, order, writ, injunction, or decree which, individually or in the aggregate, has a reasonable probability of having a material adverse effect on the business operations, assets, properties, condition (financial or otherwise), or prospects of USCorp, or a material adverse effect on the ability of USCorp to consummate the Exchange or other transactions contemplated by this Agreement.

Section 3.6 BROKERAGE AND FINDER'S FEES. Neither USCorp nor any of its shareholders, directors, officers, or employees has incurred any brokerage, finders', or similar fee in connection with the Exchange and other transactions contemplated by this Agreement.

Section 3.7 USCORP 10-KSB AND 10-Q. USCorp has made available to USMetals and the USMetals' Shareholders true, correct, and complete copies of USCorp's most recent 10-KSB for the fiscal year ending September 30, 2001 (the "10-K"), and USCorp's most recent 10-QSB for the fiscal quarter ending December 31, 2001 ("10-Q"), both of which have been filed with the Securities and Exchange Commission ("SEC"). The financial statements of USCorp included in the 10-KSB and 10-QSB have been prepared from and in accordance with the books and records of USCorp and in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the 10-QSB as permitted by the SEC under the Securities and Exchange Act of 1934, as amended) and fairly present (subject, in the case of the 10-QSB to normal and recurring audit adjustments) the consolidated financial position of USCorp as of the dates thereof and the results of their operations for the periods then ended.

Section 3.8 TAXES. USCorp has duly paid, or shall cause to be paid, all taxes, assessments, fees, and other governmental charges (hereinafter, "taxes") payable by USCorp. USCorp has duly filed, or shall cause to be filed, all Federal, State, and Local tax returns and tax reports required to be filed by it and all such returns and reports are true, correct, and complete. There is no pending or, to the best knowledge of USCorp, threatened Federal, State, or Local tax audit or assessment relating to it, and there is no agreement with any Federal, State, or Local, tax authority that may affect the subsequent tax liabilities of USCorp.

Section 3.9 UNDISCLOSED LIABILITIES. USCorp has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

     (A) Those set forth or reflected in the 10-QSB or the financial statements therein set forth, which have not been paid or discharged since the date thereof;


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     (B) Current  liabilities  (determined in accordance with generally accepted accounting principles) incurred since December 31, 2001, in transactions in the ordinary course of business consistent with past practices which are properly
reflected  on  its  books  and  which  are  not  inconsistent   with  the  other
representations,   warranties  and  agreements  of  USCorp  set  forth  in  this
Agreement; and

     (C) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in its financial statements.

Section 3.10 COMPLIANCE WITH LAW. To the best knowledge of USCorp, USCorp has complied and is in compliance in all material respects with all laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions and orders entered, by any Federal, State, or Local court or governmental authority or instrumentality which are applicable or relate to it or to its businesses.

Section 3.11 NO MATERIAL ADVERSE CHANGE. Since the filing of the most recent 10-QSB with the SEC. there has been no material adverse change in the, assets, liabilities, business, or condition (financial or otherwise) of USCorp. USCorp is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

Section 3.12 SECTION 368 EXCHANGE. It is the intention of USCorp to treat the acquisition of USMetals pursuant to this Agreement, after the closing of the transactions contemplated by this Agreement, as an exchange under Section 368 of the Code. USCorp and USMetals intend that the Exchange qualifies as a tax-deferred reorganization under the applicable subsection of Section 368 of the Code, with relevance to the principal transaction suggested by this Agreement. USCorp shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all Federal, state, and local income and other tax consequences to USCorp which will and may result from the transactions contemplated by this Agreement.

                                    ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF USMETALS AND THE USMETALS'
                                  SHAREHOLDERS

     In order to induce USCorp to enter into this Agreement, USMetals and each of the USMetals' Shareholders hereby jointly and severally represent and warrant to USCorp that the statements contained in this Article 4 are true, correct, and complete.

Section 4.1 ORGANIZATION AND STANDING. USMetals is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority (corporate and otherwise) to acquire the right to own, lease, use, and operate its mining claims, and to conduct its business as and where now conducted. USMetals has not received any written notice or assertion within the last three years from any governmental official in any state to the effect that USMetals is required to be qualified or authorized to do business in a state in which USMetals is not so qualified or has not obtained such authorization. USMetals is not in default or in violation of the performance, observation or fulfillment of any material provision of its Articles of Incorporation, or Bylaws, or the Share Exchange Agreement.

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Section 4.2 CAPITALIZATION AND SECURITY HOLDERS. The authorized capital stock of
USMetals consists of 100,000,000.00 shares of which (a) 24,200,000.00 common shares, voting, with $0.001 par value, are issued and outstanding, and (b) 75,800,000.00 of which are held as treasury shares. Schedule 4.2 contains a correct and complete list of the names and addresses of all of the shareholders of USMetals and indicates all USMetals Shares owned beneficially and of record by each such shareholder. Each outstanding USMetals Share has been duly authorized and validly issued and is fully paid and nonassessable, and no USMetals Share has been issued in violation of preemptive or similar rights.
There  are  no  outstanding  subscriptions,   options,  warrants,  puts,  calls,
agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale, or transfer by USMetals or any USMetals Shareholder of any securities of USMetals, nor are there outstanding any securities which are convertible into or exchangeable for shares of capital stock of USMetals; and USMetals has no obligations of any kind to issue any additional securities. The issuance and sale of all securities of USMetals has been in full compliance with all applicable Federal and State Securities Laws. USMetals does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or any other entity or enterprise. USMetals is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any entity.

Section 4.3 OWNERSHIP OF SHARES AND AUTHORITY. All of the USMetals Shares are owned free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts, and restrictions of any nature whatsoever, except restrictions on transfer imposed by or pursuant to Federal or State Securities Laws. Each USMetals Shareholder owns beneficially and of record all of the USMetals Shares (disclosed as being owned by him or her on Schedule 4.2), and each USMetals Shareholder has the full and unrestricted right, power and capacity to transfer and deliver the same and to execute this Agreement and consummate the transactions contemplated by this Agreement without the consent or approval of any other person. This Agreement has been duly executed and delivered by each USMetals Shareholder and constitutes the legal, valid and binding obligation of each USMetals Shareholder, enforceable against such USMetals Shareholder in accordance with its terms except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

Section 4.4 CORPORATE POWER AND AUTHORITY. USMetals has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of USMetals. This Agreement has been duly executed and delivered by USMetals and constitutes the legal, valid, and binding obligation of USMetals, enforceable against USMetals in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.


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Section  4.5  CONSENTS  AND  APPROVALS.  Except for the  consents  described  in
Schedule 4.5, all of which shall be obtained prior to the Closing (unless otherwise agreed by USCorp in writing), neither the execution and delivery of this Agreement by USMetals or the USMetals' Shareholders nor the consummation of the transactions contemplated by this Agreement requires or will require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than actions to be taken in respect of Federal and State Securities Laws as contemplated by this Agreement.

Section 4.6 FINANCIAL STATEMENTS. USMetals shall furnish to USCorp the balance sheet of USMetals as of December 31, 2001, and the related statements of income, changes in shareholders' equity, and cash flows for the fiscal year then ended, including, in each case, the related notes (collectively, the "Compiled Statements"). The Compiled Statements have been prepared from and are in accordance with the books and records of USMetals, and fairly present in all material respects the financial condition of USMetals as of the date stated and the results of operations of USMetals for the period then ended in accordance with such practices.

Section 4.7 UNDISCLOSED LIABILITIES. USMetals has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

     (A) Those set forth or reflected in the Compiled Statements which have not been paid or discharged since the date thereof;

     (B) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since December 31, 2001, in transactions in the ordinary course of business consistent with past practices which are properly reflected on its books and which are not inconsistent with the other representations, warranties, and agreements of USMetals and the USMetals' Shareholders set forth in this Agreement; and;

     (C) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in the Compiled Statements.

Section 4.8 ABSENCE OF CERTAIN CHANGES. Except as expressly provided for or permitted under Section 5.2(a) or Section 5.2(b) of this Agreement, or as disclosed elsewhere herein, since December 31, 2001, there has not been:

     (A) Any material adverse change in the business, operations, assets, mining claims, prospects, rights, or condition (financial or otherwise) of USMetals or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

     (B) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any USMetals Shareholder, or any direct or indirect redemption, purchase, or other acquisition by USMetals of any of its capital stock, or any options, warrants, rights, or agreements to purchase or acquire such stock;

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     (C) Any  increase in amounts  payable by USMetals to or for the benefit of, or committed to be paid by USMetals to or for the benefit of, any shareholder, director, officer, or other consultant, agent, or employee of USMetals or any relatives of such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with, or for the benefit of any such person;

     (D) Any transaction entered into or carried out by USMetals other than in the ordinary and usual course of business consistent with past practices;

     (E) Any borrowing or agreement to borrow funds by USMetals, any incurring by USMetals of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of USMetals' business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person or entity by USMetals;

     (F) Any material change in USMetals' method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

     (G) Any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the mining claims, or assets of USMetals;

     (H) Any sale, lease, or other disposition of, or any agreement to sell, lease, or otherwise dispose of any of the mining claims, or assets of USMetals;

     (I) Any purchase of or any agreement for an amount in excess of $50,000 for any one purchase or $100,000 for all such purchases made by USMetals or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof exceeding an aggregate of $100,000;

     (J)      Any loan or advance made by USMetals to any person;

     (K) Any modification, waiver, change, amendment, release, rescission, or termination of, or accord and satisfaction with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which USMetals is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business.

Section 4.9 TAXES.

     (A) USMetals has duly paid or will duly cause all taxes payable by USMetals. USMetals has duly filed or will duly cause all Federal, State, and Local, tax returns and tax reports required to be filed by it and all such returns and reports are or shall be true, correct, and complete.

     (B) USMetals has delivered to USCorp copies of all Federal, State, and Local, income tax returns filed with respect to it for taxable periods ended on or after December 31, 2001 to the best knowledge of USMetals and the USMetals' Shareholders.

     (C) All taxes attributable to the existence or operation of USMetals as at or through December 31, 2001 are, to the extent not already paid, accurately reflected in the Compiled Statements.

     (D) There exists no tax-sharing agreement or arrangement pursuant to which USMetals is obligated to pay the tax liability of any other person or entity or to indemnify any other person or entity with respect to any tax.

Section 4.10 COMPLIANCE  WITH LAW. Except as disclosed and briefly  described in
Schedule 4.10, to the best knowledge of USMetals and the USMetals' Shareholders, USMetals has complied and is in compliance in all material respects with all laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions, and orders entered, by any Federal, State, or Local, court or governmental authority or instrumentality which are applicable or relate to it or to its business or mining claims. To the best knowledge of USMetals and the USMetals' Shareholders, USMetals has all licenses, permits, covenants, authorizations, approvals, and certifications necessary or appropriate for the operation of its business or the ownership of its mining claims. Schedule 4.10 includes a list of all material licenses, permits, consents, authorizations, approvals, mining claims and certificates owned or held by USMetals (collectively, the "Permits"), each of which is currently valid. To the best knowledge of USMetals and the USMetals' Shareholders, USMetals is not in violation of any of the Permits, and there is no pending nor, to the best knowledge of USMetals and the USMetals' Shareholders, any threatened proceeding which could result in the revocation, cancellation or inability of USMetals to renew any Permit. Except as may be disclosed and briefly described in Schedule 4.10, USMetals has not been charged with or given actual notice of any violation of any of the Applicable Laws which violation has not been remedied in full (without any remaining liability of USMetals).

Section 4.11 RESTRICTIVE DOCUMENTS OR LAWS. USMetals is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which materially and adversely affects, or reasonably could be expected to so affect
(a) the business, operations, assets, mining claims, prospects, rights, or condition (financial or otherwise) of USMetals; (b) the continued operation by USCorp of USMetals' business after the Closing Date on substantially the same basis as such business is currently operated; or (c) the consummation of the transactions contemplated by this Agreement.

Section 4.12 INSURANCE. USMetals is not insured under any term of any insurance policy.

Section  4.13 BANK  ACCOUNTS,  DEPOSITORIES;  POWERS OF  ATTORNEY.  Set forth in
Schedule 4.13 is a true, correct, and complete list of the names and locations of all banks or other depositories in which USMetals has accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom, or have access thereto. Except as set forth in Schedule 4.13, no person has a power of attorney from USMetals.

Section 4.14 TITLE TO AND CONDITION OF MINING CLAIMS. USMetals shall have good, valid claim, and title to all of its assets, mining claims of every kind, nature, and description, tangible or intangible, wherever located, which constitute all of the mining claims now used in and necessary for the conduct of its business as presently conducted (including without limitation all mining claims and assets shown or reflected on the Compiled Statements) as of the date of closing. To the best knowledge of USMetals and the USMetals' Shareholders, all such miming claims will be owned free and clear of all mortgages, pledges, liens, security interests, encumbrances, and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes, or any other matters; (d) any lien;
(e) special tax or other assessments; (f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of any Applicable Laws applicable to such properties except the real property upon which USMetals' claims are located, is subject to a paramount lien by the United States of America; all of USMetals' claims are subject to the applicable rules and regulations of the United States Department of the Interior, Bureau of Land Management, which administers USMetals' use and activities on said Mining Claims. To the best knowledge of USMetals and the USMetals' Shareholders, all such mining claims are usable for their current uses without violating any Applicable Laws, or any applicable private restriction, and such uses are legal conforming uses. Schedule 4.10 contains a complete and accurate list of the location of all mining claims which is owned, leased, or operated by USMetals and describes the nature of USMetals' interest in that real property.

Section 4.15 BROKERS AND FINDERS. No investment banker, broker, finder, or other intermediary: (a) has been retained by or is authorized to act on behalf of USMetals or the USMetals' Shareholders; (b) has submitted the transactions contemplated by this Agreement to USMetals or the USMetals' Shareholders; or (c) is or might be entitled to any fee, commission, or other payment from USMetals or any USMetals Shareholder as a direct or indirect result of the transactions contemplated by this Agreement

Section 4.16 LEGAL PROCEEDINGS. There are no Actions pending or, to the best knowledge of USMetals and the USMetals' Shareholders, threatened against or relating to USMetals (or any of its officers, directors, shareholders, agents, or representatives in connection with the business or affairs of USMetals), before any Federal, State, or Local court or governmental body in which the amount in dispute exceeds (or exceeded) $30,000 or which has or could result in liability or loss for USMetals or any USMetals Shareholder of more than $30,000; and to the best knowledge of USMetals and the USMetals' Shareholders, there exist no disputes, conflicts, or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. There are no Actions pending or, to the best knowledge of USMetals and the USMetals' Shareholders, threatened for the purpose of enjoining or preventing this Agreement or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. USMetals is not subject to any judgment, order or decree, or any governmental restriction, which has a reasonable probability of having a material adverse effect on the business operations, assets, mining claims, condition (financial or otherwise), or prospects of USMetals.

Section 4.17 CONTRACTS. Schedule 4.17 lists and briefly describes all contracts, agreements, leases, arrangements, and understandings (written or oral) ("Contracts") to which USMetals is a party and which fall within any of the following categories: (a) Contracts in the ordinary course of business; (b) Contracts not entered into in the ordinary course of USMetals' business (including without limitation Contracts with any present or former shareholder, director, or officer of USMetals, or any person related by blood or marriage to any such person, or any person controlling, controlled by, or under common control with any such person, or with any employee, agent, or consultant of USMetals not terminable at will); (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by USMetals of more than $10,000 per year; (d) Contracts containing covenants or restrictions purporting to limit the freedom of USMetals to compete in any line of business in any geographic area or to employ or otherwise engage any person; (e) Contracts which extend beyond one year, unless cancelable on 60 or fewer days' notice without any liability, penalty, or premium; (f) Contracts which relate to any borrowings or guarantees in excess of $30,000; (g) Contracts containing any obligation or commitment which limits the freedom of USMetals to sell, lease, or otherwise distribute any information; or (h) Contracts which are not listed above but which are material to the condition (financial or otherwise), operations, assets, prospects, mining claims or business of USMetals. All such Contracts are valid and binding and in full force and effect, and, to the best knowledge of USMetals and the USMetals' Shareholders, enforceable in accordance with their respective terms in all material respects. Except as may be set forth in
Schedule 4.17, neither USMetals nor, to the best knowledge of USMetals and the USMetals' Shareholders, any other party thereto, is in violation of, in default in respect of, nor, to the best knowledge of USMetals and the USMetals' Shareholders, has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default under any such Contract.

Section 4.18 NO CONFLICT OF DEFAULT. Except as may be set forth on Schedule 4.18, neither the execution and delivery of this Agreement by USMetals or the USMetals' Shareholders, nor compliance by USMetals and the USMetals' Shareholders with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will: (a) violate any Applicable Laws or Permits; (b) conflict with or result in the breach of any term, condition, or provision of (i) the Articles of Incorporation, Bylaws, or other organizational document of USMetals or (ii) any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation, or instrument to which USMetals or any USMetals Shareholder is a party or by which USMetals or any USMetals Shareholder or any of their respective assets, mining claims or properties are or may be bound or affected; (c) constitute a default (or an event which, with the giving of notice, the passage of time, or both, would constitute a default) thereunder; (d) result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any mining claims or assets of USMetals or any USMetals Shareholder; or (e) give to others any interest or rights, including rights of termination, acceleration, or cancellation in or with respect to any of the mining claims, assets, contracts, or business of USMetals.

Section 4.19 BOOKS OF ACCOUNT; RECORDS. USMetals' general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts, and outstanding legal obligations of USMetals are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are, to the extent required by generally accepted accounting principles, accurately reflected in the Compiled Statements, except as may be set forth in Section 4.6.

Section 4.20 EMPLOYEES AND COMPENSATION. Schedule 4.17 lists and describes the USMetals Employee Compensation Plan. Except as disclosed in Schedule 4.17; there are no other forms of compensation paid to any such employee of USMetals. Neither USMetals nor any USMetals Shareholder has any agreement or understanding with any shareholder, director, officer, agent, employee, or representative of USMetals which would influence any such person not to become associated with USCorp from and after the Closing or not to serve USMetals after the Closing in a capacity similar to the capacity presently held.

Section 4.21 INVESTMENT REPRESENTATION. Each of the USMetals' Shareholders: (a) represents that such USMetals Shareholder owns beneficially and of record the number of USMetals Shares set forth opposite such USMetals Shareholder's name on
Schedule 4.2; and (b) acknowledges, represents, and warrants to USCorp that (i) such USMetals Shareholder has been provided the opportunity to ask questions and receive answers from USCorp concerning the business operations and financial condition of USCorp and the terms and conditions of the transactions described in this Agreement, and to obtain any additional information necessary to verify the accuracy of information provided to such USMetals Shareholder by USCorp, and
(ii) is acquiring the USCorp Shares to be issued pursuant to this Agreement for such USMetals Shareholder's own accounts for investment only and not with a view to the distribution thereof.

Section 4.22 SECTION 368 EXCHANGE. It is the intention of USMetals and the USMetals' Shareholders to treat the acquisition pursuant to this Agreement as an exchange under Section 368 of the Code. USCorp and USMetals intend that the Exchange qualifies as a tax-deferred reorganization under the applicable subsection of Section 368 of the Code, with relevance to the principal transaction suggested by this Agreement. USMetals and the USMetals' Shareholders shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all Federal, state, and local income and other tax consequences to each of them which will and may result from the transactions contemplated by this Agreement.

                                   ARTICLE 5,
                            COVENANTS OF THE PARTIES.

Section 5.1 MUTUAL COVENANTS.

     (A) General. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the Exchange and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the conditions set forth in Article 6 of this Agreement for which such Party is wholly or partially responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request.

     (B) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make, or obtain.

     (C) Tax-Deferred Treatment. Each of the Parties shall use all reasonable efforts to cause the Exchange to constitute (along with other exchanges and acquisitions occurring before and after the Exchange) a tax-deferred exchange under Section 368 of the Code. USCorp and USMetals intend that the Exchange qualifies as a tax-deferred reorganization under the applicable subsection of
Section 368 of the Code, with relevance to the principal transaction suggested by this Agreement Each of the Parties shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all Federal, state, and local income and other tax consequences to each such Party which will and may result from the transactions contemplated by this Agreement

Section 5.2 COVENANTS OF USMETALS AND THE USMETALS' SHAREHOLDERS.

     USMetals and the USMetals' Shareholders, jointly and severally, covenant and agree that

     (A) Conduct of Business. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Closing (the "Pre-Exchange Period"): (1) neither USMetals nor any USMetals Shareholder shall take or permit to be taken any action or do or permit to be done anything in the conduct of the business of USMetals, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of their representations and warranties contained in this Agreement to be or become untrue in any material respect; (2) USMetals shall conduct its business in the ordinary course consistent with past practices (3) USMetals and the USMetals' Shareholders shall permit USCorp to manage and oversee the business operations of USMetals as provided in Section 5.3(b); and without limiting the generality of the foregoing, during the Pre-Exchange Period, except as otherwise expressly contemplated by this Agreement or with the prior written consent of USCorp, USMetals shall not:

         (i) Adopt or propose any change in its Articles of Incorporation or Bylaws; adjust, split, combine, or reclassify any of its capital stock; or make any other changes in its authorized or issued capital stock;

         (ii) Redeem, purchase, or otherwise acquire any shares of its capital stock; grant any person or entity any right to acquire any shares of its capital stock; issue, deliver, sell, or agree to issue, deliver, or sell, any additional shares of its capital stock or any other securities; or enter into any agreement or arrangement with respect to the sale or voting of its shares of capital stock;

         (iii) Merge or consolidate with any other person or entity or acquire a material amount of;

         (iv) Sell, lease, license, pledge, encumber, or otherwise dispose of any assets;

         (v)  Incur,  create,   assume,  or  otherwise  become  liable  for  any
indebtedness;

         (vi) Enter into or modify any employment, severance, termination, or similar agreement or arrangement with, or grant any bonuses, salary increases, severance, or termination pay to, any officer, director, consultant, or employee;

         (vii) Adopt, amend, or terminate any employee compensation plan or increase, amend, or terminate any benefits to officers, directors, consultants, or employees;

         (viii) Modify in any material way or terminate any of the contracts listed or required to be listed in Schedule 4.17;

         (ix) Settle any claims, litigation, or actions, whether now pending or hereafter made or brought, unless such settlement does not involve a payment by USMetals of more than $30,000;

         (x) Engage in any transaction, or enter into any agreement, contract, lease, or other arrangement or understanding, with any affiliate of USMetals, except for transactions expressly permitted by this Agreement; or

         (xi) Agree or commit to do any of the foregoing.

     (B) Exclusive Rights. Neither USMetals nor any USMetals' Shareholder shall, directly or indirectly, solicit (including without limitation by way of furnishing or making available any non-public information concerning the business, mining claims or assets of USMetals) or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with any person or organization (other than USCorp and its representatives) regarding any Acquisition Proposal (defined below), except that any person or entity making an Acquisition Proposal may be informed of the restrictions contained in this sentence. USMetals and the USMetals' Shareholders shall notify USCorp promptly by telephone, and thereafter promptly confirm m writing, if any such information is requested from, or any Acquisition Proposal is received by, USMetals or any of the USMetals' Shareholders. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal received by USMetals or any USMetals Shareholder prior to the Closing regarding the acquisition by purchase, merger, lease, or otherwise of any capital stock of USMetals, the business of USMetals, or any material assets, or other operations of USMetals.

     (C) Access to Records and Other Due Diligence. During the Pre-Exchange Period, USMetals shall: make or cause to be made available to USCorp and its representatives, attorneys, accountants, and agents, for examination, inspection, and review, the assets and property of USMetals and all books, contracts, agreements, commitments, records, and documents of every kind relating to USMetals' business, and shall permit USCorp and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times, including without limitation access to all tax returns filed and in preparation and all review and other accounting work papers of USMetals' accounts and all reports to management and related responses.

     (D) Disclosures. After the date of this Agreement, neither USMetals nor any USMetals Shareholder shall: (1) disclose to any person, association, firm, corporation or other entity (other than USCorp or those designated in writing by USCorp) in any manner, directly or indirectly, any proprietary information or data relevant to the business of USMetals, whether of a technical or commercial nature; or (2) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation, or other entity (other than USCorp or those designated in writing by USCorp) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by USMetals or any USMetals Shareholder. Upon the termination of this Agreement for any reason, USMetals shall promptly cause all copies of such information and data in its possession, or in the possession of the USMetals' Shareholders, to be returned to USCorp.

     (E) Notices of Certain Events. USMetals and the USMetals' Shareholders shall promptly notify USCorp of:

         (1) Any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

         (2) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (3) Any actions, suits, claims, investigations, or proceedings commenced or, to the knowledge of USMetals or any USMetals Shareholder, threatened against, relating to, or involving or otherwise affecting USMetals or any USMetals Shareholder, or any of their property which, in existence on the date of this Agreement would have been required to have been disclosed by USMetals and the USMetals' Shareholders pursuant to Section 4.15 or which relate to the consummation of the transactions contemplated by this Agreement

     (F) Title Evidence. USMetals shall deliver to USCorp as soon as practicable after the date of this Agreement evidence of title, in form and substance reasonably satisfactory to USCorp, showing USMetals' title and rights in all of the mining claims owned by USMetals, subject only to such exceptions, encumbrances, or other matters as are reasonably satisfactory to USCorp; specifically, except the real property upon which USMetals' claims are located, is subject to a paramount lien by the United States of America; all of USMetals' claims are subject to the applicable rules and regulations of the United States Department of the Interior, Bureau of Land Management, which administers USMetals' use and activities on said Mining Claims..

     (G) Compiled Financial Statements. The USMetals' Shareholders shall deliver to USCorp, within 30 days after the Closing Date, compiled financial statements for the fiscal year ended December 31,2001. These compiled financial statements shall be prepared from and shall be in accordance with the books and records of

USMetals, prepared in conformity with generally accepted accounting principles applied on a consistent basis, including without limitation the generally accepted accounting principles set forth on Schedule 2.1(b), but subject to the exceptions set forth on Schedule 2.1(b), and fairly present in all material respects the financial condition of USMetals as of the date stated practices.

Section 5.3 COVENANTS OF USCORP. USCorp covenants and agrees that:

     (A) Conduct of USCorp's Business. Except as otherwise expressly contemplated by this Agreement, during the Pre-Exchange Period: (i) USCorp shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of USCorp, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of its representations and warranties contained in this Agreement to be or become untrue in any material respect; and (ii) USCorp shall conduct its business in the ordinary course consistent with past practices.

     (B) Joint Operations of USCorp and USMetals. Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, USCorp shall manage and oversee the operation of the business of USMetals as if the Exchange had already occurred.

     (C) Confidential Information. Upon the termination of this Agreement for any reason, USCorp shall promptly cause all proprietary information or data relevant to the business of USMetals, whether of a technical, financial or commercial nature and whether furnished by USMetals hereunder or otherwise received by USCorp, and all copies, extracts and summaries thereof in its possession or in the possession of any of its officers, shareholders or agents, to be promptly returned to USMetals.

                                   ARTICLE 6,
                                   CONDITIONS.

Section 6.1 MUTUAL CONDITIONS TO CLOSING. The obligations of each of the Parties to complete the Closing and to consummate the other transactions contemplated by this Agreement shall be subject to fulfillment of all of the following conditions:

     (A) Completion of Schedules and Exhibits. USCorp and USMetals will proceed in good faith to finalize the form and content of such schedules and exhibits in a manner consistent with the terms and conditions of this Agreement and otherwise mutually acceptable to both Parties. Upon finalizing the form and content of such schedules and exhibits they will be attached to and become a part of this Agreement as if they had been attached to this Agreement at the time of execution.

     (B) No Adverse Proceeding. No temporary restraining order, preliminary or permanent injunction, or other order or decree which prevents the consummation of the Exchange or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule, or regulation shall have been enacted by any State or Federal government or governmental agency which would prevent the consummation of the Exchange or the other transactions contemplated by this Agreement.

     (C) Other Governmental Approvals. Any governmental or other approvals or reviews of this Agreement and the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated thereunder, or any governance document of USCorp or USMetals shall have been received, except for any filings which USCorp must make with the Securities and Exchange Commission in connection with obtaining approval from USCorp's Shareholders of the Exchange and other transactions contemplated by this Agreement.

Section 6.2 CONDITIONS TO OBLIGATIONS OF USMETALS AND THE USMETALS' SHAREHOLDERS TO COMPLETE THE CLOSING. The obligations of USMetals and the USMetals'
Shareholders to complete the Closing and to consummate this Agreement to be completed at the Closing shall be subject to the fulfillment of all of the following conditions unless waived by USMetals and the USMetals' Shareholders in writing:

     (A) Representations and Warranties. The representations and warranties of USCorp set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing.

     (B) Performance of Agreement. USCorp shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Closing.

     (C) Certificate. USCorp shall have furnished USMetals and the USMetals' Shareholders with a certificate dated the Closing Date signed by its chairman, president, or any vice president to the effect that the conditions set forth in
Section 6.2(a) and Section 6.2(b) have been satisfied.

     (D) Adverse Change and Condition. There shall have been no material adverse change in the, assets, liabilities, business, results of operations, condition (financial or otherwise), or prospects of USCorp since the date of the most recent 10-QSB USMetals since December 31, 2001.

     (E) USCorp Shareholder Minutes. As of the date of this Agreement, shareholders of USCorp who have the right to vote more than 50% of the outstanding USCorp Shares, shall submit USCorp minutes indicating they voted in favor of the Exchange, at the USCorp shareholders meeting held for that purpose. Copies of these minutes will be provided to USMetals by USCorp prior to the Closing.

     (F) Due Diligence. USMetals' completion of its due diligence review of USCorp, with results satisfactory to USMetals on or before March 30,2002.

     (G) Other  Documents.  USCorp shall have  delivered the following  items to
USMetals:

         (i) USCorp's Articles of Incorporation, certified by the Nevada Secretary of State as of a date not more than ten days prior to the Closing Date;

         (ii)A good standing certificate of USCorp, issued by the Nevada Secretary of State as of a date not more than ten days prior to the Closing Date;

         (iii) The Bylaws of USCorp, certified by the secretary of USCorp on the Closing Date; and

         (iv) Resolutions of the directors of USCorp approving, adopting, and authorizing this Agreement contemplated by this Agreement, certified by the secretary of USCorp on the Closing Date.

Section 6.3 CONDITIONS TO OBLIGATIONS OF USCORP TO COMPLETE THE CLOSING.
The obligations of USCorp to complete the Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Closing shall be subject to the fulfillment of all of the following conditions unless waived by USCorp in writing:

     (A) Representations and Warranties. The representations and warranties of USMetals and the USMetals' Shareholders set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

     (B) Performance of Agreement. USMetals and the USMetals' Shareholders shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Closing.

     (C) Certificate. USMetals shall have furnished USCorp with a certificate dated the Closing Date signed on its behalf by its chairman, president or any vice president to the effect that the conditions set forth in Section 6.3(a) and
Section 6.3(b) have been satisfied.

     (D) Books and Records. USMetals shall have delivered to USCorp all corporate books and records and other materials of USMetals, including without limitation stock books and ledgers, minute books, bank account lists, tax returns, and financial and operational records and materials.

     (E) Adverse Change and Condition. There shall have been no material adverse change in the assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of USMetals from that reflected in the Compiled Statements.

     (F) Other  Documents.  USMetals shall have delivered the following items to
USCorp:

         (i) USMetals' Articles of Incorporation, certified by the Nevada Secretary of State as of a date not more than ten days prior to the Closing Date;

         (ii) The Bylaws of USMetals, certified by the secretary of USMetals on the Closing Date; and

         (iii) The resolutions. of the shareholders and directors of USMetals approving, adopting, and authorizing this Agreement, certified by the secretary of USMetals on the Closing Date.

     (G) Due Diligence. USCorp's completion of its due diligence review with results satisfactory to USCorp on or before March 30, 2002.

                                    ARTICLE 7
                            TERMINATION AND AMENDMENT


Section 7.1 TERMINATION.

     (A) Termination by USMetals and the USMetals' Shareholders. This Agreement may be terminated and canceled prior to the Closing by USMetals and the USMetals' Shareholders if:

(i) (A) any of the representations or warranties of USCorp contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by USCorp under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 5 business days after receipt by USCorp of written notice of such occurrence from USMetals and the USMetals' Shareholders; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and non-appealable; (iii) so long as USMetals and the USMetals Shareholders are not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before April 2, 2002; or (iv) so long as USMetals and the USMetals' Shareholders are not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before April 2, 2002.

     (B) Termination by USCorp. This Agreement may be terminated and canceled at any time prior to the Closing by USCorp if: (i) (A) any of the representations or warranties of USMetals or any USMetals Shareholder contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by USMetals or any USMetals Shareholder under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and
(B) such inaccuracy or failure shall not have been cured within 5 business days after receipt by USMetals and the USMetals' Shareholders of written notice of such occurrence from USCorp; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and non-appealable; (iii) so long as USCorp is not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before April 2, 2002; or (iv) so long as USCorp is not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before April 2, 2002.

Section 7.2 AMENDMENT. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors (to the extent such action or authorization is required by law), at any time before or after adoption of this Agreement by the USMetals' Shareholders and USCorp's Shareholders, but, after such adoption, no amendment shall be made which by law requires further adoption by the USMetals' Shareholders or USCorp Shareholders without such further adoption. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 7.3 EXTENSION; WAIVER At any time prior to the Escrow Closing or Closing, as the case may be, USCorp (with respect to USMetals and the USMetals' Shareholders) and USMetals (with respect to USCorp) may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of such Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party.

                                    ARTICLE 8
                                 INDEMNIFICATION

Section 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS.

     (A) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any Party, all representations, warranties, covenants and agreements of USMetals, the USMetals' Shareholders and USCorp in this Agreement shall survive the execution, delivery, and performance of this Agreement All representations and warranties of the Parties set forth in this Agreement shall be deemed to have been made again by them at and as of the Closing.

     (B) As used in this Article 8, any reference to a representation, warranty, covenant, or agreement contained in any section of this Agreement shall include the Schedule relating to such section.

Section 8.2 INDEMNIFICATION BY USMETALS' SHAREHOLDERS.

     (A) Subject to the provisions of this Section 8.2 and of Section 8.4, below, the USMetals' Shareholders, jointly and severally, shall indemnify and hold harmless USCorp from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by USCorp, directly or indirectly, as a result of or arising from any material inaccuracy in or breach of any of the representations, warranties, covenants, or agreements made by the USMetals' Shareholders in this Agreement (collectively, "Indemnifiable USMetals Claims").

     (B) USCorp shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 8.2(a), above, if the same shall be suffered by any affiliate of USCorp.

Section 8.3 INDEMNIFICATION BY USCORP.

(A) USCorp shall indemnify and hold harmless each of the USMetals' Shareholders from and against any Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of the USMetals' Shareholders, directly or indirectly, as a result of or arising from any (i) material inaccuracy in or breach or non-fulfillment of any of the representations, warranties, covenants, or agreements made by USCorp in this Agreement, (ii) subject to the limitations set forth in Section 8.3(c), below, any and all claims, liabilities or obligations arising out of the operation of the business of USMetals after the Closing Date, or (ii) any and all claims, liabilities and obligations arising out of any failure by USCorp to pay, following the Closing Date, any liability of USMetals disclosed on the December 31st Balance Sheet or to pay any amount or perform any obligation under any of the Contracts, (collectively, "Indemnifiable USCorp Claims" and, together with Indemnifiable USMetals Claims, the "Indemnifiable Claims").

     (B) USCorp  shall  satisfy any  obligation  of  indemnification  under this
Article 8 in cash.

(C) Notwithstanding anything contained in this Agreement to the contrary, the USMetals' Shareholders hereby acknowledge that USCorp shall not be liable to the USMetals' Shareholders, under this Article 8 or any other provision of this Agreement, for any claims, liabilities, or obligations arising out of the operation of the business of USMetals prior to the Closing Date, if such claim, liability, or obligation is caused by or results from any Indemnifiable USMetals Claim.

Section 8.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under this
Article 8 are subject to the following limitations:

     (A) For purposes of this Article 8, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained; provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

     (B) Subject to the provisions of Section 8.4(c), below, USCorp shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim or Claims unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $30,000.00. Once USCorp's Damages exceed $30,000.00 in the aggregate, USCorp shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $30,000.00 of Damages.

     (C) Notwithstanding and in lieu of the provisions of Section 8.4(b), above, USCorp shall not be entitled to indemnification with respect to an Indemnifiable Claim or Claims resulting from a breach of the representations and warranties contained in the last paragraph of Section 4.13 unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $5,000.00. Once USCorp's Damages for any such breach exceeds $5,000.00 in the aggregate, USCorp shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $5,000.00 of Damages.

     (D) The obligations of indemnity under this Article 8 with respect to any indemnifiable claim shall terminate three years after the Closing Date.

     (E) If, prior to the termination of the obligation to indemnify, written notice of an Indemnifiable Claim is given by USCorp or any of the USMetals' Shareholders, as the case may be (an "Indemnified Party") to the other Party or Parties, as the case may be (the "Indemnifying Party"), or a suit or action based upon an alleged Indemnifiable Claim is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such Indemnifiable Claim (whether through the courts or otherwise) by reason of the termination of the obligation of indemnity as described in Section 8.4(d) above.

Section 8.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 days after the mailing of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 15-day period, then if the Parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 10 days after such notice, the contested assertion of the claim shall be resolved by a court of competent jurisdiction. Each Party shall pay its own legal, accounting, and other fees in connection with such a contest.

Section 8.6 RIGHT OF SETOFF.  If (a) after following the procedures set forth in
Section 8.5, a Party's right to be indemnified for an Indemnifiable Claim has been duly established and (b) the Damages associated with such Indemnifiable Claim have not been paid by the Indemnifying Party to the Indemnified Party within 30 days thereafter, then, in addition to its other rights under this Agreement, the Indemnified Party shall have the right to setoff any amounts owing to the Indemnifying Party by the Indemnified Party against any amounts owing to the Indemnified Party by the Indemnifying Party, whether pursuant to this Agreement (including taking into consideration the amount of such Indemnifiable Claim in determining the amount of the valuation adjustment under
Section 2.1(b).


                                    ARTICLE 9
                                  MISCELLANEOUS

Section 9.1 NOTICES. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, by facsimile (which is confirmed), mailed by registered or certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, United Parcel Service, or any other nationally recognized express delivery service for delivery to that Party at that address:

(A)      If to USCorp: Spencer Eubank,
         Secretary of USCorp
         4525 West Sahara Avenue, Suite 204
         Las Vegas NV 89102

(B) If to USMetals: Michael Lee Secretary of USMetals 4525 West Sahara Avenue, Suite 204 Las Vegas NV 89102

(C) If to the USMetals' Shareholders:

      Robert Dultz                            Michael Lee
      4535 West Sahara Avenue, Suite 204      4535 West Sahara Avenue, Suite 2O4
      Las Vegas, NV 89102                     Las Vegas NV 89102


      Howard Lee                              Cash Dultz
      4535 West Sahara Avenue, Suite 204      11718 Barrington Ct. No. 224
      Las Vegas, NV 89102                     Los Angeles, CA 90049

      James Thompson                          Lorie Thompson
      4535 West Sahara Avenue, Suite 204      4535 West Sahara Avenue, Suite
      Las Vegas, NV 89102                     Las Vegas, NV 89102

      Spencer Eubank
      4535 West Sahara Avenue, Suite 204
      Las Vegas, NV 89102

Section 9.2 NON-WAIVER No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provisions of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with all provisions of this Agreement

Section 9.3 HEADINGS. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

Section  9.4   COUNTERPARTS.   This   Agreement  may  be  executed  in  multiple
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

Section 9.5 ENTIRE AGREEMENT. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject mailer of this Agreement.

Section 9.6 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or other entity, other than the Parties, any rights, remedies, or other benefits under or by reason of this Agreement

Section 9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.

Section 9.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

Section 9.9 EXPENSES. Except as otherwise specifically provided in this Agreement (a) USCorp shall pay its costs and expenses associated with the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, independent public accountants, and other financial advisors; (b) the USMetals' Shareholders shall pay their own costs and expenses associated with this Agreement, including without limitation the fees and expenses of their legal counsel, accountants, and financial advisors; and (c) all such costs and expenses incurred by USMetals in connection with this Agreement and the transactions contemplated hereby shall be accrued and expensed, or otherwise accounted for, so that such costs and expenses (if not paid prior to April 2, 2002) will be taken into consideration when determining the Tangible Net Worth of USMetals pursuant to Section 2.1(b).

Section 9.10 PUBLIC ANNOUNCEMENTS. Neither USMetals nor any USMetals' Shareholder shall, without the prior written consent of USCorp, make any public announcement or statement with respect to the transactions contemplated in this Agreement The provisions of this section are subject to each Party's obligation to comply with applicable requirements of the Federal or state securities laws or any governmental order or regulation.

Section 9.11 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

USCORP

By
------------------------
/s/LARRY DIETZ, PRESIDENT

USMETALS, INC.

By
------------------------
/s/ROBERT DULTZ, PRESIDENT


THE USMETALS' SHAREHOLDERS:


By       ________________________            By      ________________________
         /s/Robert Dultz                             /s/Michael Lee


By       ________________________            By      ________________________
         /s/Howard Lee                               /s/Cash Dultz


By       ________________________            By      ________________________
         /s/James Thompson                           /s/Lorie Thompson

By       ________________________            By      ________________________
         /s/Spencer Eubank                           /s/Alan Russell


By       ________________________
         /s/Stephen M. Lavanway,
         President, U.S. Metals and Minerals, Inc.

                               INDEX OF SCHEDULES


Schedule 1.1               Control Group

Schedule 2.1(b)            Certain Generally Accepted Accounting Principles

Schedule 4.2               USMetals' Shareholders

Schedule 4.5               Consents and Approvals

Schedule 4.10              Compliance with Law

Schedule 4.11              Property Rights

Schedule 4.13              Bank Accounts

Schedule 4.14              Properties

Schedule 4.17              Contracts

Schedule 4.18              Conflicts or Defaults

                                  Schedule 1.1

                                 Control Group

Robert Dultz   19,347,000 Shares           Michael Lee 876,000 Shares
4535 West Sahara Avenue, Suite 2O4         4535 West Sahara Avenue, Suite 2O4
Las Vegas NV 89102                         Las Vegas NV 89102


Howard Lee  624,000 Shares                 Cash Dultz  373,000 Shares
4535 West Sahara Avenue, Suite 204         11718 Barrington Ct. No. 224
Las Vegas, NV 89102                        Los Angeles, CA 90049

Spencer Eubank  130,000 Shares             U.S. Metals And Minerals, Inc. 2,700,000 Shares
4535 West Sahara Avenue, Suite 204         Stephen M. Lavanway, President
Las Vegas, NV 89102                        4706 N. 31st Drive
                                           Phoenix, AZ 85017



         Schedule 2.1(b) Certain Generally Accepted Account Principles

USMetals, Inc. Financial Statement for Year End December 31, 2001

                      Schedule 4.2 USMetals' Shareholders

Robert Dultz
19,347,000 Shares
4535 West Sahara Avenue, Suite 204
Las Vegas, NV 89102

Howard Lee
624,000 Shares
4535 West Sahara Avenue, Suite 204
Las Vegas, NV 89102

James Thompson
20,000 Shares
4535 West Sahara Avenue, Suite 204
Las Vegas, NV 89102

Lorie Thompson
80,000 Shares
4535 West Sahara Avenue, Suite 204
Las Vegas, NV 89102

Spencer Eubank
130,000 Shares
4535 West Sahara Avenue, Suite 204
Las Vegas, NV 89102

U.S. Metals And Minerals, Inc.
Stephen M. Lavanway, President
2,700,000 Shares
4706 N. 31st Drive
Phoenix, AZ 85017

Alan Russell
50,000 Shares
4535 West Sahara Avenue, Suite 204
Las Vegas, NV 89102

Michael Lee
876,000 Shares
4535 West Sahara Avenue, Suite204
Las Vegas NV 89102

Cash Dultz
373,000 Shares
11718 Barrington Ct. No. 224
Los Angeles, CA 90049



                      Schedule 4.5 Consents and Approvals

NONE

                       Schedule 4.10 Compliance with Law

California Franchise Tax. The Company has not conducted business in the State of California during calendar year 2001 and is not required to register with California as a foreign corporation at this time.

Authority for work performed on the claims group by Spooner & Associates:

         "43 CFR Part 3800
         Surface Management of Public Lands Under U.S. Mining Laws
         45 FR 78902-78915
         November 26, 1980
         ACTION: Final rulemaking.
         SUMMARY: The Federal Land Policy and Management Act of October 21, 1976, amended the mining laws by directing the Secretary of the Interior, by regulation or otherwise, to take any action necessary to prevent unnecessary or undue degradation of the lands. This final rulemaking implements that requirement and among other things requires mining claimants to complete reasonable reclamation on Federal lands administered by the Bureau of Land Management during and upon termination of exploration and mining activities under the mining laws. This rulemaking pertains to locatable minerals such as gold, lead, silver, uranium, etc. It does not pertain to coal, oil, gas, phosphate or other leasable minerals or salable minerals such as sand and gravel.
         EFFECTIVE DATE: January 1, 1981. ... The final rulemaking  incorporates three distinct levels of limitations dependent upon the level of mining activity that the operator proposes to conduct on his/her area of operations. For example, at the lowest level of activity, prospectors or part-time miners who cause only negligible surface disturbance will not need to contact the Bureau of Land Management. Except when he/she is conducting mining operations on special category lands, an operator who exceeds this negligible surface disturbance, but keeps his/her disturbance to an area of five acres or less per year, will be required to file only a notice. Notices will not require approval or bonding."

http://www.blm.gov/nhp/efoia/RefDocument/fr_78902.html

                                  Schedule 4.10
                            Twin Peaks Mining Claims

Twin Peaks 141 Lode Mining Claims

                                        COUNTY        LOCATION         COUNTY          BLM
    AMC NO.    CLAIM NAME              BOOK/PAGE        DATE         REC. DATE      REC. DATE     OWNER    SECTION
    ------     ----------              ---------      ---------      ----------    ----------     -----    -------
    275998     WG 1                    1984/0366     10/22/1987      10/22/1987    11/12/1987      USMI        9
    276003     WG 6                    1984/0376     10/22/1987      10/22/1987    11/12/1987      USMI        16
    276010     WG 13                   1984/0390     10/22/1987      10/22/1987    11/12/1987      USMI        10
    280058     HAYS                    2011/0102      1/14/1988      1/21/1988      2/9/1988       USMI        7
    280059     HAYS 1                  2011/3100      1/14/1988      1/21/1988      2/9/1988       USMI        7
    280060     ROSE 1                  2011/0108      1/14/1988      1/21/1988      2/9/1988       USMI      7 & 8
    280061     ROSE 2                  2011/0110      1/14/1988      1/21/1988      2/9/1988       USMI      7 & 8
    280062     ROSE 3                  2011/0112      1/14/1988      1/21/1988      2/9/1988       USMI      7 & 8
    280063     ROSE 4                  2011/0104      1/14/1988      1/21/1988      2/9/1988       USMI        7
    280064     ROSE 5                  2011/0106      1/14/1988      1/21/1988      2/9/1988       USMI        7
    280065     ROSE 6                  2011/0111      1/14/1988      1/21/1988      2/9/1988       USMI      7 & 8
    280066     ROSE 7                  2011/0116      1/14/1988      1/21/1988      2/9/1988       USMI      7 & 8
    280067     CROSBY 1                2006/0796      1/6/1988       1/21/1988      2/9/1988       USMI      4 & 9
    280068     CROSBY 2                2011/0218      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280069     CROSBY 4                2011/0216      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280070     CROSBY 5                2011/0214      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280071     CROSBY 6                2006/0798      1/6/1988       1/21/1988      2/9/1988       USMI        4
    280072     CROSBY 7                2011/0230      1/14/1988      1/21/1988      2/9/1988       USMI        4
    280073     CROSBY 10               2011/0232      1/14/1988      1/21/1988      2/9/1988       USMI      4 & 9
    280074     CROSBY 11               2011/0240      1/14/1988      1/21/1988      2/9/1988       USMI        4
    280075     CROSBY 12               2011/0242      1/14/1988      1/21/1988      2/9/1988       USMI        4
    280076     CROSBY 13               2011/0234      1/14/1988      1/21/1988      2/9/1988       USMI      4 & 9
    280077     CROSBY 14               2011/0236      1/14/1988      1/21/1988      2/9/1988       USMI    3, 9 & 10
    280078     CROSBY 15               2011/0238      1/14/1988      1/21/1988      2/9/1988       USMI      3 & 9
    280079     CROSBY 16               2011/0220      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280080     CROSBY 17               2011/0222      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280081     CROSBY 18               2011/0244      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280082     CROSBY 19               2011/0226      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280083     CROSBY 20               2011/0228      1/14/1988      1/21/1988      2/9/1988       USMI        4
    280084     CROSBY 21               2011/0244      1/21/1988      1/21/1988      2/9/1988       USMI        4
    280085     ALCAN 1                 2011/0132      1/14/1988      1/21/1988      2/9/1988       USMI      8 & 9
    280086     ALCAN 2                 2011/0126      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280087     ALCAN 3                 2011/0124      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280088     ALCAN 4                 2011/0118      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280089     ALCAN 5                 2011/0120      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280090     ALCAN 6                 2011/0122      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280091     ALCAN 7                 2011/0128      1/14/1988      1/21/1988      2/9/1988       USMI        8

Twin Peaks 141 Lode Mining Claims (Continued)

                                        COUNTY        LOCATION         COUNTY          BLM
    AMC NO.    CLAIM NAME              BOOK/PAGE        DATE         REC. DATE      REC. DATE     OWNER    SECTION
    ------     ----------              ---------      ---------      ----------    ----------     -----    -------
    280092     ALCAN 8                 2011/0134      1/14/1988      1/21/1988      2/9/1988       USMI      8 & 9
    280093     ALCAN 9                 2011/0136      1/14/1988      1/21/1988      2/9/1988       USMI      8 & 9
    280094     ALCAN 10                2011/0146      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280095     ALCAN 11                2011/0138      1/14/1988      1/21/1988      2/9/1988       USMI      8 & 9
    280096     ALCAN 12                2011/0140      1/14/1988      1/21/1988      2/9/1988       USMI      8 & 9
    280097     ALCAN 13                2011/0130      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280098     ALCAN 27                2011/0328      1/14/1988      1/21/1988      2/9/1988       USMI      7 & 18
    280099     ALCAN 52                2011/0144      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280100     ALCAN 53                2011/0142      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280101     ALCAN 54                2011/0292      1/14/1988      1/21/1988      2/9/1988       USMI      8 & 9
    280102     ALCAN 55                2011/0290      1/14/1988      1/21/1988      2/9/1988       USMI    8, 16 & 17
    280103     ALCAN 56                2011/0288      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280104     ALCAN 57                2011/0198      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280105     ALCAN 58                2011/0200      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280106     ALCAN 59                2011/0202      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280107     ALCAN 60                2011/0204      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280108     ALCAN 61                2001/0206      1/14/1988      1/21/1988      2/9/1988       USMI        9
    280126     ALCAN 83                2011/0278      1/14/1988      1/21/1988      2/9/1988       USMI        21
    280127     ALCAN 84                2011/0280      1/14/1988      1/21/1988      2/9/1988       USMI     20 & 21
    280128     ALCAN 85                2011/0254      1/14/1988      1/21/1988      2/9/1988       USMI        20
    280129     ALCAN 94                2011/0274      1/14/1988      1/21/1988      2/9/1988       USMI        16
    280130     ALCAN 95                2011/0276      1/14/1988      1/21/1988      2/9/1988       USMI     16 & 21
    280131     ALCAN 104               2011/0260      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 21
    280132     ALCAN 105               2011/0258      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 20
    280133     ALCAN 106               2011/0256      1/14/1988      1/21/1988      2/9/1988       USMI        20
    280134     ALCAN 113               2011/0248      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280135     ALCAN 114               2011/0250      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 20
    280136     ALCAN 115               2011/0252      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 20
    280137     ALCAN 117               2011/0296      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280138     ALCAN 118               2011/0294      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 20
    280149     DIANNE                  2011/0314      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280150     SATURN                  2011/0312      1/14/1988      1/21/1988      2/9/1988       USMI      8 & 17
    280151     URANUS                  2011/0310      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280152     JANUS                   2011/0308      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280153     PLUTON                  2011/0268      1/14/1988      1/21/1988      2/9/1988       USMI    4, 16 & 17
    280154     ZUES                    2011/0316      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280155     SCORPIO                 2011/0304      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280156     PLUTO                   2011/0282      1/14/1988      1/21/1988      2/9/1988       USMI      4 & 17
    280157     VULCAN                  2011/0284      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280158     MERCURY                 2011/0286      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280159     JUPITER                 2006/0800      1/6/1988        1/6/1988      2/9/1988       USMI        17
    280160     NEPTUNE                 2006/0804      1/6/1988        1/6/1988      2/9/1988       USMI        17
    280161     VENUS                   2006/0802      1/6/1988        1/6/1988      2/9/1988       USMI        17
    280162     FIVE HOLE               2006/0806      1/6/1988        1/6/1988      2/9/1988       USMI        17

Twin Peaks 141 Lode Mining Claims (Continued)

                                        COUNTY        LOCATION         COUNTY          BLM
    AMC NO.    CLAIM NAME              BOOK/PAGE        DATE         REC. DATE      REC. DATE     OWNER    SECTION
    ------     ----------              ---------      ---------      ----------    ----------     -----    -------
    280163     ROSE                    2011/0148      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280164     SAME                    2011/0246      1/14/1988      1/21/1988      2/9/1988       USMI        8
    280165     BONANZA                 2011/0264      1/14/1988      1/21/1988      2/9/1988       USMI     16 & 17
    280166     R H KOENIG              2011/0262      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280167     NORMA                   2011/0266      1/14/1988      1/21/1988      2/9/1988       USMI     16 & 17
    280168     HELEN                   2011/0298      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280169     TEDDY                   2011/0300      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280170     ORGA                    2011/0302      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280171     JOVE                    2011/0306      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280172     DAUGHTER                2011/0320      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 18
    280173     MOON CHILD              2011/0322      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 18
    280174     JEAN                    2011/0270      1/14/1988      1/21/1988      2/9/1988       USMI        16
    280175     CASH                    2011/0324      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 18
    280176     DULTZ                   2011/0326      1/14/1988      1/21/1988      2/9/1988       USMI     17 & 18
    280177     SHARLENE                2011/0318      1/14/1988      1/21/1988      2/9/1988       USMI        17
    280178     JONES                  2011/02072      1/14/1988      1/21/1988      2/9/1988       USMI        16
    347949     SANTA MARIA ONE       3481/490-491     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347950     SANTA MARIA TWO       3481/492-493     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347951     SANTA MARIA THREE     3481/494-495     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347952     SANTA MARIA FOUR      3481/488-489     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347953     SANTA MARIA FIVE      3481/486-487     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347954     SANTA MARIA SIX       3481/484-485     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347955     SANTA MARIA SEVEN     3481/482-483     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347956     SANTA MARIA EIGHT     3481/480-481     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347957     SANTA MARIA NINE      3481/478-479     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347958     SANTA MARIA TEN       3481/476-477     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347959     SANTA MARIA ELEVEN    3481/474-475     9/11/1997      9/18/1997      9/23/1997      USMI      8 & 17
    347960     SANTA MARIA 12        3481/472-473     9/11/1997      9/18/1997      9/23/1997      USMI      8 & 17
    347961     SANTA MARIA 13        3481/470-471     9/11/1997      9/18/1997      9/23/1997      USMI      5 & 8
    347962     SANTA MARIA 14        3481/468-469     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347963     SANTA MARIA 15        3481/466-467     9/11/1997      9/18/1997      9/23/1997      USMI        8
    347964     SANTA MARIA 16        3481/464-465     9/11/1997      9/18/1997      9/23/1997      USMI      7 & 8
    347965     SANTA MARIA 17        3481/462-463     9/11/1997      9/18/1997      9/23/1997      USMI      7 & 8
    347966     SANTA MARIA 18        3481/460-461     9/11/1997      9/18/1997      9/23/1997      USMI      7 & 8
    347967     SANTA MARIA 19        3481/458-459     9/11/1997      9/18/1997      9/23/1997      USMI      7 & 8
    347968     SANTA MARIA 20        3481/456-457     9/11/1997      9/18/1997      9/23/1997      USMI    7, 8 & 17
    347969     SANTA MARIA 21        3481/454-455     9/11/1997      9/18/1997      9/23/1997      USMI        9
    347970     SANTA MARIA 22        3481/452-453     9/11/1997      9/18/1997      9/23/1997      USMI        9
    347971     SANTA MARIA 23        3481/450-451     9/11/1997      9/18/1997      9/23/1997      USMI        9
    347972     SANTA MARIA 24        3481/448/449     9/11/1997      9/18/1997      9/23/1997      USMI      9 & 16
    347973     SANTA MARIA 25        3481/446-447     9/11/1997      9/18/1997      9/23/1997      USMI        9
    347974     SANTA MARIA 26        3481/444-445     9/11/1997      9/18/1997      9/23/1997      USMI        9
    347975     SANTA MARIA 27        3481/442-443     9/11/1997      9/18/1997      9/23/1997      USMI        9
    347976     SANTA MARIA 28        3481/440-441     9/11/1997      9/18/1997      9/23/1997      USMI      9 & 16
    347977     SANTA MARIA 29        3481/438-439     9/11/1997      9/18/1997      9/23/1997      USMI      9 & 16
    347978     SANTA MARIA 30        3481/436-437     9/11/1997      9/18/1997      9/23/1997      USMI        16
    347979     SANTA MARIA 31        3481/434-435     9/11/1997      9/18/1997      9/23/1997      USMI        16
    347980     SANTA MARIA 32        3481/432-433     9/11/1997      9/18/1997      9/23/1997      USMI        16

Twin Peaks 141 Lode Mining Claims (Continued)

                                        COUNTY        LOCATION         COUNTY          BLM
    AMC NO.    CLAIM NAME              BOOK/PAGE        DATE         REC. DATE      REC. DATE     OWNER    SECTION
    ------     ----------              ---------      ---------      ----------    ----------     -----    -------
    347981     SANTA MARIA 33        3481/430-431     9/11/1997      9/18/1997      9/23/1997      USMI        16
    347982     SANTA MARIA 34        3481/428-429     9/11/1997      9/18/1997      9/23/1997      USMI        16
    347983     SANTA MARIA 35        3481/426-427     9/11/1997      9/18/1997      9/23/1997      USMI        16
    347984     SANTA MARIA 36        3481/424-425     9/11/1997      9/18/1997      9/23/1997      USMI        16
    347985     SANTA MARIA 37        3481/422-423     9/11/1997      9/18/1997      9/23/1997      USMI        16
    347986     SANTA MARIA 38        3481/420-421     9/11/1997      9/18/1997      9/23/1997      USMI      9 & 16
    347987     SANTA MARIA 39        3481/418-419     9/11/1997      9/18/1997      9/23/1997      USMI      9 & 16
    347988     SANTA MARIA 40        3481/416-417     9/11/1997      9/18/1997      9/23/1997      USMI      9 & 16
    347989     SANTA MARIA 41        3481/414-415     9/11/1997      9/18/1997      9/23/1997      USMI    9, 10 & 15
    347990     SANTA MARIA 42        3481/412-413     9/11/1997      9/18/1997      9/23/1997      USMI    9, 10, 15 & 16
    347991     SANTA MARIA 43        3481/410-411     9/11/1997      9/18/1997      9/23/1997      USMI     10 & 15
    347992     SANTA MARIA 44        3481/408-409     9/11/1997      9/18/1997      9/23/1997      USMI        15





                          Schedule 4.13 Bank Accounts

NONE

                            Schedule 4.17 Contracts

USMetals' Form of Executive Employment Agreement

                     FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS DOCUMENT represents an agreement entered into as of this 5th day of January, 20__, by and between _____________________ of __________________
_____________________________,  California ________  (hereinafter referred to as the "Executive"), and Deco Tek, Inc., of ____________________ ________________________________, ________ _________ (hereinafter referred to as the "Company"), both of whom are hereinafter jointly referred to as the "parties," and individually referred to as the "party."

                               W I T N E S S E T H

         WHEREAS, the Company is engaged in the business of General Contracting, Interior and exterior Design and Landscape Consulting and plans to enlarge its business in other aspects of the general building and design business, and

         WHEREAS, Executive desires to acquire an ownership of a portion of the Company's stock, and

         WHEREAS, Company wishes to employ the services of Executive as the _____________ of the Company, and Executive wishes to be so engaged on the terms and conditions hereinafter set forth,

         NOW WHEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. The Services of Executive:

         1.1 Executive hereby agrees to provide the Company his services as the ________________ of the Company and to perform all acts and things necessary and advisable to manage and conduct the present and future business of the Company.

         1.2 At the invitation of the Board of Directors of the Company, Executive agrees to serve as a director of the Board of Directors of the Company for no additional compensation.

         1.3  Executive   hereby  agrees  to  devote  time  and  energy  to  the
performance of his duties as the _____________ of the Company subject to the direction and policies of its Board of Directors.

2. Term of the Agreement:

         The employment for which the Executive is hereby retained shall commence on _________, ____, and shall continue for a one year term thereafter, to be renewed each year by the mutual agreement of the parties. Unless written communication is received from one party to the other in the last thirty (30) days of each term to the contrary, this agreement shall be deemed to be automatically renewed annually on the same terms and conditions as are set forth herein.

3. Non-Disclosure:

         Executive hereby promises and covenants not to disclose to anyone, outside of the other employees, officers, and directors of the Company, any of the trade secrets, office procedures, business methodology, business relationships, customer lists, and other proprietary systems, procedures, designs or other Company assets, including those owned or licensed by the Company, for the term of this employment agreement or any extensions or renewals thereof.

4. Compensation of the Executive:

         Commencing with the date of _________, ____, and for the remainder of the above term, and any extensions or renewals thereof, the Company shall pay to the Executive at the end of each calendar month a salary of __________________ __________________________________ Dollars ($___________) or ____________ shares per annum at the discretion of the Board of Directors.


5. Business Expenses:

         In addition, the Company may reimburse the Executive for any reasonable travel, hotel, or other expense incurred by the Executive at the request of the Company while engaged in business on behalf of the Company, provided that the Executive shall each month submit an expense statement for the approval and payment of the Company.

6. Medical Insurance Benefits:

         In addition, the Company shall make the Executive and his immediate family a member of, or continue the existing membership in, at the sole expense of the Company, any medical benefit insurance plan presently, or in the future, offered to the executives of the Company.

7. Vacations and Holidays:

         During each twelve (12) month period of the employment hereunder, the Executive shall be entitled to a period of vacation time to be determined by the Company. However, in no event shall the Executive be entitled to less than four
(4) weeks of vacation during each and every twelve (12) month period of the term of this agreement, and any extensions and renewals hereof. Such vacation time and all other legally recognized state and federal holidays falling within the term of this agreement, shall be without any reduction in the salary or other compensation to which the Executive is entitled under the terms hereof.

8. Life Insurance Benefits:

         The Company shall provide for the executive, and for, at its sole cost and expense, a Life Insurance Policy on the life of the Executive in an amount of not less than ________________________________ Dollars ($__________). The
beneficiary(ies) under such policy shall be that person or persons designated by the Executive.

9. Survival of this Agreement:

         This agreement shall survive any reorganization, sale, merger, acquisition, consolidation or other transfer of the Company or its stock, and the enforceability of the terms and conditions, promises, and covenants contained herein shall be unaffected thereby.

10. Separate Income:

         The salary, reimbursement of expenses, and other benefits to be provided by the Company, as enumerated herein, shall be apart, separate from, and unaffected by any other income of the Executive from any profit sharing or dividends to which the Executive shall be entitled as a shareholder in the stock of the Company and its subsidiary(ies), if any.

11. Counterparts:

         This  agreement  may  be  executed   simultaneously   in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Entire Agreement:

         This agreement constitutes the entire understanding among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this agreement, which are not set forth herein.

13. Further Assurances:

         At any time, and from time to time, after the date hereof, each party will execute such additional instruments, and take such action, as may be reasonably requested by the other party to confirm or perfect any of the rights or obligations of the parties set forth herein or to otherwise carry out the intent and purposes of this agreement.

14. Waiver:

         Any failure on the part of either party hereto to comply with any of the obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

15. Notices:

         All notices and communications hereunder shall be made in writing and shall be deemed to have been given if delivered in person or sent by prepaid, first class, registered or certified mail, return receipt requested to each party at his or its address as first hereinabove set forth, together with, in the case of the Company a copy to:

                  ________________________, Esq.

16. Severability:

         The parties to this agreement hereby agree and affirm that none of the above provisions is dependent upon the validity of all of the provisions, and if any part of this agreement is deemed to be unenforceable, the balance of this agreement shall remain in full force and effect.

17. No Effect on Other Agreements:

         Nothing contained in this Executive Employment Agreement shall be deemed to affect any of the rights, or obligations of either party set forth in any other agreement with the Company to which either party is a signatory.

18. Amendment:

         This agreement or any provision hereof, may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change waiver, termination or discharge is sought.

19. Jurisdiction:

         This agreement shall be governed by the laws of the State of Nevada.

20. Inurnment:

         This agreement shall be binding upon the parties hereto, and inure to the benefit of the parties, and, where applicable, their heirs, personal representatives, successors in interest and assigns.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first hereinabove set forth.


                  Deco Tek, Inc.,

                  The "Company"

                  ------------------------------
                  By:



                  ------------------------------
                  By:


                  The "Executive"


                  ------------------------------
                  By:

USMetals' Employee Compensation Plan

[Please refer to Exhibit 10.1 to this report.]



Assignment of Beneficial Interest

                                  ASSIGNMENT OF
                               BENEFICIAL INTEREST

         ASSIGNMENT made to become effective March 22, 2002 by U. S. Metals and Minerals, Inc., an Arizona corporation (the "Assignor"), maintaining an office at 4706 North Thirty-first Drive, Phoenix, Arizona 85017, to USMetals, Inc, a Nevada corporation (the "Assignee"), maintaining an office at Suite 204, 4535 West Sahara Avenue, Las Vegas, Nevada 89102, with reference to the following facts:.

                                   WITNESSETH:

         WHEREAS, the Assignor is the holder of a certain beneficial interest in and to those certain mining claims located in Yavapai County, Arizona and set forth and described in Exhibit "A" hereof (the "Mining Claims," also, the "Property" of the Assignor); and

         WHEREAS, the Assignor, for its expectation of the valuable consideration to become realized from the effect of the transaction contemplated hereby, desires to assign its entire right, title and interest in and to the Mining Claims to the Assignee; and

         WHEREAS, the terms and provisions relative to the reservation of the Mining Claims by the Bureau of Land Management do not restrict or prevent an assignment of the Mining Claims;

         NOW, THEREFORE, for ten dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the Assignor hereby assigns to the Assignee its entire right, title, and interest in and to the Mining Claims, including all profit or income to be derived from the Mining Claims, to the Assignor.

         IN WITNESS WHEREOF, Assignor has executed this Assignment of Beneficial Interest on the day, month, and year first above written pursuant to an authorization to it granted by a duly adopted resolution of its Board of Directors of even date herewith.

U. S. METALS AND MINERALS, INC.,
an Arizona corporation ("Assignor")

By:      /s/Stephen M. Lavanway
Its:     President

                                   Exhibit "A"
              List of Property of Assignor Transferred to Assignee

[Please see list of Twin Peaks 141 Lode Mining Claims above, included herein by reference]



                      Schedule 4.18 Conflicts or Defaults

NONE

                                    Exhibits

Closing Memorandum

                              MEMORANDUM OF CLOSING

     A definitive closing (the "Closing") of that certain share exchange transaction (the "Share Exchange") between USMetals, Inc., a Nevada corporation (the "Exchangee") and USCorp, a Nevada corporation (the "Exchangor"), in consideration of the premises, mutual warranties, representations, and covenants set forth in that certain share exchange agreement between the Exchangor and Exchangee dated March 14, 2002 (the "Share Exchange Agreement"), and in consideration of the terms, conditions, acceptances, and provisions contained in this memorandum of closing (the "Closing Memorandum"), each of the Exchangee and the Exchangor acknowledges the Closing of the Share Exchange, to wit:

                              W-I-T-N-E-S-S-E-T-H:

1. The Exchangor and the Exchangee entered into that certain Share Exchange Agreement dated March 14, 2002 together with the Exchangee's shareholders (the "Shareholders"); whereby, the Shareholders agreed to exchange one share of their common stock in Exchangee for one share of the Exchangor's common stock (as is more fully described in that certain Share Exchange Agreement and, to a lesser extent, for purposes of elucidation hereinbelow).

2. As of the date of the Share Exchange Agreement, the Exchangor was a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to transact business. The Exchangor is not in default or in violation of the performance, observation, or fulfillment of any material provision of its Articles of Incorporation, Bylaws, the Share Exchange Agreement, or any ancillary agreement appurtenant to the Share Exchange.

3. As of the date of the Share Exchange Agreement, the Exchangee was a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to transact business. The Exchangee is not in default or in violation of the performance, observation, or fulfillment of any material provision of its Articles of Incorporation, Bylaws, the Share Exchange Agreement, or any ancillary agreement appurtenant to the Share Exchange.

4. The Exchangor has properly obligated itself and satisfactorily performed each term, provision, covenant, and condition of and to the Share Exchange Agreement.

5. The Exchangee has properly obligated itself and satisfactorily performed each term, provision, covenant, and condition of and to the Share Exchange Agreement.

6. The Exchangor and the Exchangee have intended and continue to contend that the Share Exchange qualifies as a tax-deferred reorganization under the applicable subsection of Section 368 of the Internal Revenue Code of 1986, as amended, with relevance to the principal transaction suggested by that certain Share Exchange and resultant Share Exchange Agreement.

7. After notice having been properly given to any third-party required or entitled to receive notice of the Share Exchange transaction, each of the Exchangor and the Exchangee did not receive any objection or notice of dissent from any such third-party to the satisfactory consummation of the Share Exchange transaction, pursuant to the Share Exchange Agreement.

     Therefore, in consideration of the above premises, the Parties (the Exchangor and Exchangee when hereinafter referred to collectively) acknowledge the occurrence of the following events.

                                  Acceptances.

         The Parties acknowledge and accept the terms of the Share Exchange, specifically, the following events occurred without incident to successfully consummate the Share Exchange in accordance with the terms and provisions of the Share Exchange Agreement.


     At the closing, the Parties acknowledge the occurrence of the following events in pursuance of the objectives set forth in the Share Exchange and the resultant Share Exchange Agreement:

1. The Closing of the Share Exchange, together with other transactions contemplated by the Share Exchange, occurred at ten o' clock a.m., Pacific Daylight Savings Time, on April 2, 2002, at the Hyatt Regency Suites Palm Springs, commonly located at 285 North Palm Canyon Drive, Palm Springs, California, 92262. The overall Share Exchange transaction, including the execution and delivery of the Share Exchange Agreement by the Exchangor, the Exchangee, and the Shareholders was approved by the boards of directors of the Exchangee, the Exchangor, and each Shareholder, respectively, during the meeting.

2. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 368 of the Code, the Shareholders transferred all of their shares in the Exchangee to the Exchangor in exchange for the Exchangor's transfer to the Shareholders of the Exchangor's shares, in the amounts and as described in Section 2.1 of the Share Exchange Agreement. Immediately after the occurrence of the Share Exchange event, the Shareholders represented a part of the group of new shareholders the Exchangor, the transaction of which is required to maintain an immediate non-tax liability under the prevailing interpretation of Section 368(c) of the Code.

3. As the result of the Share Exchange transaction, each Of the Exchangee's shares which was issued and outstanding immediately prior to the Closing was, subject to the provisions of Section 2.2 of the Share Exchange Agreement, and subject to the adjustments provided for in Section 2.1(B) and 3.3 of the Share Exchange Agreement, was exchanged for (1) one of the Exchangor's shares.

4. At the Closing, each of the Shareholders were instructed to surrender their certificates evidencing their shares in the Exchangee in the following manner prescribed in the Share Exchange Agreement.

     a. At the Closing, upon the delivery of each of the of the Exchangee's share certificates evidencing all of the Of the Exchangee's shares owned by that Shareholder, the Exchangor will cause its stock transfer agent to issue to each Shareholder that number of the Exchangor's shares, which such Shareholder is entitled to receive as described in Section 2.1 of the Share Exchange Agreement.

5. The representations and warranties of each of the Exchangor and the Exchangee are valid and undisputed by each of the Parties hereunder.

6. The Share Exchange was consummated in accordance with the laws of the State of Nevada, without objection by either of the Parties.

7. The Exchangee had no material liabilities or obligations that were not disclosed to the Exchangor prior to the Closing of the Share Exchange.

8. The Exchangee had good and indefeasible claim to all of its assets, specifically, the mining claims, which constitute all of the Exchangee's assets now used in and necessary for the conduct of its business as presently conducted. The Shareholders and the Exchangee acknowledged that all such properties and miming claims will be owned free and clear of all mortgages, pledges, liens, security interests, encumbrances, and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes, or any other matters; (d) any lien;
(e) special tax or other assessments; (f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of any Applicable Laws applicable to such properties, except for the paramount lien on the mining claims by the United States government. The Shareholders and the Exchangee confirmed that all such mining claims are usable for their current uses without violating any Federal or state (Arizona) laws.

9. No investment banker, broker, finder, or other intermediary: (a) has been retained by or is authorized to act on behalf of the Shareholders, the Exchangor, or the Exchangee during the introduction or consummation of the Share Exchange, or in the preparation of the Share Exchange Agreement.

10. There are no legal proceedings pending or threatened against the Exchangee.

         NOW, at the unanimous direction of the Shareholders, the Board of Directors of the Exchangee, and the Exchangor's Board of Directors, the Share Exchange transaction has been successfully consummated in the manner set forth in the Share Exchange Agreement, and witnessed by the execution of the respective officers of the Exchangor and the Exchangee.



DATED:   April 2, 2002





U. S. METALS AND MINERALS, INC.,

An Arizona corporation ("Assignor")



By:      /s/Stephen M. Lavanway
         ----------------------
Its:     President



USCORP

A Nevada corporation ("Assignee")



By:      /s/Larry Dietz
         ------------------
Its:     President